EXHIBIT 99.1

MAX CARNECCHIA AND PETE SINISGALLI ELECTED
TO SERVE ON AGILYSYS BOARD OF DIRECTORS

Alpharetta, GA – November 20, 2013 - Agilysys, Inc. (Nasdaq: AGYS), a leading developer and provider of innovative information technology and hospitality software and services, announced today that shareholders elected Max Carnecchia and Pete Sinisgalli to serve on Agilysys’ Board of Directors at the Company’s 2013 Annual Meeting of Shareholders. Messrs. Carnecchia and Sinisgalli fill the director positions vacated by Robert G. McCreary III and Robert A. Lauer, both of whom served as members of the Board of Directors since 2001 and who previously announced their intention not to seek re-election at the annual meeting. Shareholders also re-elected the two incumbent Class A term director nominees, R. Andrew Cueva and Keith M. Kolerus, at today’s annual meeting. Accordingly, the size of Agilysys’ Board remains at seven members, six of whom (including Messrs. Carnecchia and Sinisgalli) Agilysys believes satisfy the standards for director independence under NASDAQ listing standards.

Mr. Carnecchia is the president and chief executive officer and a member of the Board of Directors of Accelrys, Inc., a provider of scientific business intelligence software, since June 2009. Prior to joining Accelrys, Mr. Carnecchia served as president of Interwoven, Inc., a content management software company, which was acquired by Autonomy Corporation plc in January 2009. He previously served as vice president of global sales of Xoriant Corporation, a software product development company, from April 2000 - January 2001 and as vice president of sales and services of SmartDB Corporation, a provider of data integration toolkits for systems integrators and IT organizations, from September 1996 - February 2000.

Mr. Sinisgalli is a member of the Board of Directors of Manhattan Associates, a provider of supply chain management software, since March 2004. Mr. Sinisgalli served as Manhattan Associates’ president and chief executive officer from 2004 - 2012. Before joining Manhattan Associates, Mr. Sinisgalli spent a year at NewRoads, Inc., a privately held third-party fulfillment provider, where he held the position of president and chief executive officer. Prior to NewRoads, he spent six years at CheckFree Corporation, a global leader in outsourced electronic processing services. His last position at CheckFree was president and chief operating officer. Mr. Sinisgalli spent 14 years at The Dun & Bradstreet Corporation where his last position was executive vice president and chief financial officer for Dun & Bradstreet Software.

“Max and Pete bring substantial technology expertise and operational leadership to the Board,” said Keith M. Kolerus, Chairman of the Board of Agilysys. “Their broad understanding of the technology industry and the strategic issues we are addressing provides the Board with new perspectives as Agilysys remains focused on disciplined capital investment in our people and our business to create market-leading, value-added solutions that help our customers manage and grow their business. We look forward to the benefit of their knowledge, insights and core values in support of our efforts to provide the best in innovative information technology, services and solutions for the hospitality industry.”

Shareholders also voted to approve the advisory resolution on executive compensation and to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2014.

About Agilysys
Agilysys is a leading developer and marketer of proprietary enterprise software, services and solutions to the hospitality industry. The company specializes in market-leading point-of-sale, property management, inventory & procurement and mobile & wireless solutions that are designed to streamline operations, improve efficiency and enhance the guest experience. Agilysys serves casinos, resorts, hotels, foodservice venues, stadiums and cruise lines. Agilysys operates extensively throughout North America, Europe and Asia, with corporate services located in Alpharetta, GA, EMEA headquarters in Cheshire, UK, and APAC offices in Singapore, Malaysia and Hong Kong. For more information, visit www.agilysys.com.

Forward-Looking Language
This press release and other publicly available documents, including the documents incorporated herein and therein by reference, contain, and our officers and representatives may from time to time make, "forward-looking statements" within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: "anticipate," "intend," "plan," "goal," "seek," "believe," "project," "estimate," "expect," "strategy," "future," "likely," "may," "should," "will" and similar references to future periods. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management’s current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Factors that could cause or contribute to such differences or that might otherwise impact the business include the risk factors set forth in Item 1A of the company’s Annual Report for the fiscal year ended March 31, 2013. Copies are available from the SEC or the Agilysys website. We undertake no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements contained herein whether as a result of new information, future events or otherwise.

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Investor Contact:
Janine Seebeck	Richard Land, Norberto Aja, Jim Leahy
Chief Financial Officer	JCIR
Agilysys, Inc.	212-835-8500 or agys@jcir.com
770-810-7800 or investorrelations@agilysys.com